Exhibit 99.2

                  2005 Presentation to the Financial Community
                        "On Track for Sustainable Growth"

  December 6th - New York
  December 7th - Boston

Cover Page
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Slide 1 - Agenda  (G. Laskaris)
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Good  afternoon and welcome to KeySpan's  Annual  Presentation  to the Financial
Community - "On Track for Sustainable Growth." This morning we issued our press release reporting on our 2005 earnings guidance, which is also contained in our handout.

In terms of our format today - Bob Catell will start with a review of the corporate strategy. Bob Fani will discuss 2004 execution and 2005 direction. Wally Parker will then provide an update on our energy delivery and customer operations business, followed by Steve Zelkowitz with a discussion of our energy asset and supply business. Gerry Luterman will then report on our financial strategy, and Bob Catell will make some closing remarks, followed by Q&A.

In addition to our presenters, other members of the senior management team are present today and hope you take this opportunity to meet them.

Please note that the individual segment forecasts for Operating Income discussed today will be updated early next year, once budgets are finalized. However, we expect the total consolidated guidance to remain the same.

And finally we will be releasing 2004 year end results on February 25th.

Most of today's presentation contains forward-looking information, which reflects numerous assumptions and uncertainties. For these statements, we claim protection of the safe harbor for forward looking statements provided by the securities laws. The several factors that could cause actual results to differ materially are set forth at the end of the presentation as well as in reports we file with the Securities and Exchange Commission.


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And now, I will turn it over to Bob Catell...


Slide 2 - Delivering on our Commitments in 2004 (R.B. Catell)

Thank you, George, and good afternoon. It's our pleasure to provide you with an update on the KeySpan story and the continued execution of our strategy of efficient growth and building shareholder value.

2004 was a year of delivering on our commitments, further focusing on our core strengths and building a stronger company.

- We announced an increase in our dividend from $1.78 to $1.82 per share, based on the strength of our core businesses and our enhanced financial position.

- We exited our non-core businesses, namely Houston Exploration and KeySpan Canada, and achieved successful transactions.

- As a result of our strategic review of the Energy Services segment, we have concluded that we will be exiting the mechanical contracting business.

- We have successfully added 250MW of new generation capacity to our Ravenswood facility, which went into commercial operation in time to contribute to this summer's results.

- And I am happy to report that we are on target to meet our 2004 earnings guidance of $2.55 to $2.75 per share, excluding special items. We believe that our focus and execution has rewarded all our investors with enhanced value in both our common stock and bonds.


Slide 3 - Creating Value for Equity Investors        (R.B. Catell)

As shown in this chart, we continue to deliver value to our shareholders as we have outperformed our peers and the S&P 500 during the past 1, 3 and 5 year periods.


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Slide 4 - Business Profile          (R.B. Catell)

Over the past six years, KeySpan has created a very solid business profile and grown to become the largest gas distribution company in the Northeast United States, with approximately 2.6 million gas customers in New York City, Long Island and New England. We are also the largest generator of electricity in New York State with 6,650 MW of generation, supported by strategic investments in pipelines, LNG and gas storage.


Slide 5 - Foundation for Growth (R.B. Catell)

We have laid out a simple foundation for growing our business:

o    We have a focused strategy

o    Which is concentrated on low risk assets, and

o    We have the financial strength to continue to execute on our strategy.

Let me touch on each of these points...


Slide 6 - KeySpan's Focused Strategy        (RBC)

We have stayed focused on a very basic strategy ... to achieve growth through our two core businesses ... our regulated gas distribution business and our energy assets portfolio which is predominantly composed of our electric generation. Both of these businesses are well-positioned in markets with growth opportunities.

Our gas distribution business, with its focus on the customer, is our steady growth business. This business has unique organic growth potential in our service territories, which benefit from operating in affluent markets with strong customer demographics and relatively low gas saturation levels. And we continue to enhance our marketing programs to target high margin customers, offering gas heating and other new products and services.

Our second core business - our Energy Assets - includes our electric generation portfolio, as well as assets that support our gas distribution business. Our generation assets operate in the New York City and Long Island load-pocket electric markets. We have the opportunity for growth through the continued optimization of our existing asset portfolio, including our contractual assets, as well as through building or acquiring additional strategic generation assets in the Northeast region.


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We also seek investments in pipeline, LNG and storage assets which will support the continued growth of our gas business.

And with this strategy of focusing on our gas and electric businesses...


Slide 7 - Establishment of a More Conservative Business Mix   (RBC)

....We have established a more  conservative  business mix. With the sales of our two major non-core businesses in 2004, we have exited our higher risk investments and further enhanced our risk profile. As you can see the difference between the projected year-end average investments for 2004 and 2005, KeySpan's
assets  are  concentrated  in  the  gas   distribution  and  electric   services
segments...

Slide 8 - Low Risk Corporate Profile        (RBC)

....With  over 95% of  projected  operating  income  coming  from  regulated  gas utilities, and electric contractual and "load pocket" businesses.

Further mitigating the risk in the gas distribution business, are KeySpan's gas cost pass-throughs, weather normalization in our New York and Long Island rate structures, and the weather hedges we employ in New England. And we maintain excellent regulatory relationships in both New York and New England.

In our electric services business, we have long-term contracts for all of our generation on Long Island. We also operate in the New York City load pocket and hedge the electric sales of our Ravenswood plant to mitigate price risk.

Turning now to corporate governance...


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Slide 9 - Corporate Governance      (RBC)

We take our corporate reputation very seriously and remain dedicated to strong corporate governance. This fact has been recognized by Institutional Shareholders Services, a group that analyzes and ranks companies on corporate governance. KeySpan was recently ranked in the top 10 companies in the S&P 500, with a "corporate governance quotient" ranking higher than 98.2% of the companies in this index, and higher than all but one of the companies in our sector - a result of which we are proud.


Slide 10 - Financial Strength to Grow the Company    (RBC)

Finally, we have developed a strong financial position, which is essential to supporting our growth strategy:

o    We have enhanced our balance sheet by reducing debt levels.

o We have solid credit ratings giving us favorable access to capital markets and enhanced liquidity.

o Our low risk profile provides for predictable revenues, stable earnings and strong cash flows, and

o    We have continued to be aggressive in managing our expenses.


Slide 11 - 2005 Objectives          (RBC)

We believe our focused strategy, low risk profile and strong financial position allow us to grow the Company, and we have set the following objectives for ourselves:

- Our primary objective is to provide a total annual return to our shareholders of 9-10%. In order to accomplish this,


-    We are committed to growing KeySpan's earnings by 4 to 5% annually,

-    We are focused on cash flows to support sustainable dividend growth, and

- We will maintain our strong financial position with an enhanced balance sheet.


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


Turning to our earnings guidance...


Slide 12 - Earnings Guidance                (RBC)

KeySpan is projecting growth in its earnings of 4 to 5% in 2005, resulting in earnings of $2.30 to $2.40 per share, up from $2.20 to $2.30 in 2004, excluding special items. We are projecting this EPS growth, despite the $0.10 dilutive impact of the issuance of new equity through the MEDS units in May 2005.

We are also re-confirming our guidance for 2004. Our core earnings are projected to be in the range of $2.20 to $2.30 per share for 2004, excluding special items. The E&P earnings are expected to come in at the low end of the $0.35 to $0.45 range, as we have recently exited this business.

And now, I will turn it over to Bob Fani to discuss the specifics of our 2004 execution and 2005 direction...













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Slide 13 - Agenda (R.J. Fani)

Slide 14 - 2004 Business Execution (RJF)

Thank you, Bob, and good afternoon.

In order to describe our strategy of growing our businesses in 2005, it is important to begin by reviewing our accomplishments in 2004.

We have efficiently grown our Northeast gas business, and reliably run our electric operations with excellent performance, and have sold the balance of our major non-core assets. We also reached several decisions as the result of our strategic review of the Energy Services segment, and we continued to focus on expense reduction throughout the company.

Turning first to our gas business...


Slide 15  - Growth in the Gas Business       (RJF)

.... We are  currently  on target to meet our goal of $55 million of GPM in 2004.
And we have achieved this growth efficiently, having been able to reduce our growth capex by approximately 30% and our marketing O&M expenses by over 10%, as compared to 2003, all in a high price environment.

For the electric business...


Slide 16  - Electric Generation      (RJF)

We added 250 MW to our generation portfolio at the Ravenswood facility -- a critical addition in the New York City load pocket... and the first base-load plant to be installed in the city in over 30 years. This combined-cycle unit, which went into commercial operation in the second quarter this year and operated every day throughout the summer on-peak, with an excellent 98% peak availability and extremely high capacity factors. We successfully transacted in May a sale/leaseback to finance the construction of this project.


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And our energy hedging strategy for Ravenswood proved to be very effective at mitigating the impact of the cooler summer weather on spark spreads.

With regards to our other electric operations...


Slide 17  - Operational Excellence   (RJF)

.... which include our Long Island generation facilities and the operation of the
LIPA T&D system, we continued to achieve top performance.

In addition to the excellent performance of the entire Ravenswood facility, our Long Island units had over 97% availability during the summer cooling season.

KeySpan continues to excel above all other New York State overhead electric utilities in operating the Long Island T&D system for LIPA's customers. We have achieved for Long Island customers: - the lowest annual power outage time, - the quickest average power restoration time, and - the lowest number of electric interruptions.

Now turning to the achievements regarding our strategy on non-core assets...


Slide 18  - Non-Core Asset Monetization - THX         (RJF)

.... We  successfully  monetized  all of our interest in The Houston  Exploration
Company this year. We took the first step back in June with a tax-efficient stock exchange transaction which generated a gain of $151 million to KeySpan - a result with which we were very pleased. Then, with the benefit of rising oil and gas commodity prices and the resulting market cap increase at THX, we were able to sell the remaining 23.5% interest at a competitive stock price last month, receiving additional proceeds of $369 million and recording a gain of $184 million.


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This  divestiture  marks an  important  step for  KeySpan,  having  completed  a multi-year process and delivered on our commitment to generate the most value from this investment.

We also accomplished another innovative financial transaction during the year...


Slide 19  - Non-Core Asset Monetization - Canada      (RJF)

.... the  monetization  of our investment in KeySpan  Canada,  the gas processing business up in the province of Alberta. We began this process last year, with the initial offering of an Income Trust Fund, and subsequently we were able to follow-up with two successful tranches in 2004 at share prices 26% and 39% higher than the initial price. These two transactions this year yielded over $250 million in proceeds to KeySpan.

All in all, we are pleased with the success of these transactions. Exiting these upstream businesses allows KeySpan to use the proceeds to grow its core operations, which will generate cash flows to support our dividend, and also to reduce our debt levels, as Gerry will discuss in more detail.

At this point, let me shift gears to discuss another significant decision impacting our Energy Services business...


Slide 20 - Energy Services          (RJF)

As a result of an extensive strategic review of the Energy Services segment, we have reached some conclusions about its future. Most of you are familiar with the two primary divisions within this segment - Home Energy Services and Business Solutions. Let me now take you through the decisions we have reached relative to this segment...


Slide 21 - Energy Services - Restructured - Home Energy Services       (RJF)

First - Home Energy Services... This business was spun out from the gas utility in the mid-90's when deregulation in New York State resulted in the separation of these services from the regulated utility. As a result of our strategic review, we have determined that this division is a strategic fit for KeySpan.


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


Home Energy Services continues to directly support the core gas business, enhances the KeySpan brand and delivers the highest levels of satisfaction to our customers. This division will have the benefit of a new comprehensive marketing approach, and will continue to grow through its service plans, installations, and on-demand services.

Now looking at the other division, Business Solutions...


Slide 22 - Energy Services - Restructured - Business Solutions         (RJF)

.... This is where the most changes are being made.  First of all, the  component that we will be exiting is Mechanical Contracting. This is made up of five individual companies, with lower profit margins and less stable revenues. We took a goodwill writedown in the 3rd quarter as the result of our strategic review of the entire segment, and are actively looking to divest of these businesses and working to achieve the best possible transaction as quickly as possible. We have hired an investment banker experienced in this sector to help us with the sale process.

Second, the Professional Services component, which is made up of two engineering firms, is still under review, as is the Facility Services component, which has long-term contracts.

Now I would like to turn to some matters coming up in 2005...


Slide 23 - Opportunities on Long Island       (RJF)

....  The  Long  Island  Power  Authority,  a state  agency,  owns  the  electric transmission and distribution system on the Island and has contracted with KeySpan to operate this system and to buy power from KeySpan's generation plants under long-term agreements.

Several months ago LIPA announced that it is analyzing several options for its future, and I would like to go through these alternatives and what they could mean for KeySpan.


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First, LIPA has a six-month option to purchase  KeySpan's 4,000 MW of generation on Long Island at fair market value. This option began last month and runs through the end of May. One possible outcome of this may be a sale of this generation to LIPA at fair market value. Under this scenario, in addition to the cash that would be received, there is also the potential for a contract to continue to operate the units on LIPA's behalf. If LIPA does not choose to exercise the purchase option, KeySpan will continue to own and operate the generation for the duration of the Power Supply Agreement, or PSA, which runs through at least 2013. The sale of our Long Island generation assets at fair market value would more than offset any PSA operating income loss.

Another  alternative for LIPA is to privatize its T&D system,  which may present
KeySpan with an opportunity to own this electric system. If LIPA takes no action, our long-term management contract remains in place through 2008.

The bottom line - when we consider the possible outcomes for the future direction that LIPA may select - KeySpan projects the impact on 2005 earnings to be minimal to positive. Also keep in mind that these decisions will be made over the next several years, and also that KeySpan has long-term contracts already in place. KeySpan will continue to be a part of the decision-making process, and we will provide updates as it develops.

Now I would like to discuss the regulatory environment for the gas business...

Slide 24  - Regulatory Update         (RJF)

....We  continue to work  effectively to build strong  regulatory  relationships.
2004 was a fruitful year, reaping the benefits of a full year under the $27 million revenue increase for our New England operation formerly known as the Boston Gas Company. In addition, I am glad to note that this decision has also resulted in an additional increase of $13 million for performance-based-rates and pension adjustments.

Looking at 2005 and recognizing that we have not had a rate case in New York and Long Island for nearly ten years, we are developing a regulatory strategy to respond to the Public Service Commission regarding both Retail Choice and the Retail Renewable Portfolio Standard. The Retail Choice statement defines roles


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for marketers and utilities,  but provides no timeline for utilities to exit the merchant function. The Retail Renewable Portfolio Standard is an overall structure to meet the objective that at least 25% of electric energy consumed in New York State by the end of 2013 is provided from renewable resources. We will have more to update on this later in the new year...

Slide 25  - Expense Management        (RJF)

Now I would like to turn to an important focus for KeySpan - the management of our expenses. We have mentioned earlier this year that we have undertaken a multi-year initiative across the entire enterprise to further improve operational performance to offset the effect of higher costs. Here we see that we are planning to maintain our 2005 Operations & Maintenance expenses in-line with the 2004 level of approximately $1.3 to $1.4 billion. We face an environment of O&M costs escalating annually, in the order of approximately $50 to $100 million...

Slide 26  - Absorbing Cost Increases          (RJF)

These increasing costs include items such as wage increases, benefits, and pensions. These escalating expenses have to be offset by increased productivity, efficiency, and elimination of non-value-added work through our Business Transformation program.

We are seeking sustainable cost reductions as we manage this process...

Slide 27 - Enterprise-Wide Savings   (RJF)

.... and we have made progress on lowering  several of these costs,  particularly reducing the number of employees and the amount of overtime. We have reduced the employee headcount by over 300 employees in 2004, and have lowered overtime by over 14% year-over-year. And we are improving the efficiency of our operations through the Business Transformation or "BT" process...


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Slide 28  - Business Transformation   (RJF)

.... which  touches every area of our  operations - from our Wires & Pipes...  to
I.T... to Finance & Accounting. We are in the middle of an ongoing process of evaluating and streamlining our business processes.

Through BT, we will strike a balance between growth and efficiency, while continuing to deliver safe and reliable service to our customers. Some examples of this...

Slide 29  - Increasing Operational Efficiencies through BT   (RJF)

....in our main operating areas, are Wires & Pipes, Supply Chain, and Generation.
Looking at one of these in detail - the Supply  Chain...  Through  the review of
our  Materials   Management  process,  we  have  successfully   centralized  our
warehouses in New York and Long Island, reducing the number of locations from eight down to one and inventory by $15 million.

Slide 30  - 2005 Focus   (RJF)

In summary, in 2005 our primary areas of focus will be advancing our gas customer growth strategy, optimizing the operation of our assets, making progress on several of our development projects and working with LIPA as they move through their strategic review process. We will now turn to our business operations. First, Wally Parker will discuss our regulated gas distribution utilities and energy services; and then Steve Zelkowitz will review our energy assets and supply business. They will discuss both the growth drivers and operational efficiencies of these two businesses.

I will now turn it over to Wally...

Slide 31 - Agenda (W.P. Parker)

Slide 32 - KeySpan Gas Distribution (WPP)

Thanks, Bob, and good afternoon.

Let me start with the Gas Distribution business...


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.... As the largest Northeast gas distribution  company with over $1.6 billion in gross profit margin and approximately 2.6 million customers, our primary focus is to achieve cost-effective growth.

Our growth will be driven by our substantial market opportunities where we have a combined residential and commercial potential of over 1 million prospects. We will achieve our growth while at the same time continuing to optimize capital and marketing costs through our enhanced marketing and capital programs.

Now turning to our gas operating income forecast and its drivers....

Slide 33  - Gas Distribution Outlook         (WPP)

In 2005, the Operating Income contribution from our gas business is projected to be in the range of $590 million to $610 million, up from the $570 to $590 million range in 2004, assuming normal weather conditions. With regards to year-end 2004 Operating Income, we are projecting to come in at the higher end of the range due to cost reductions and favorable margins in our interruptible markets.

With regards to our increasing gas sales, in 2003 we reached over 500 MDTH, with firm gas sales - our home heating customers - leading the increase, up 15% from 2002 levels. We expect residential and commercial load to grow by approximately 3% per year, twice as fast as the national average.

The primary factors for the operating income increase in 2005 are the addition of new customers as well as adjustments for the New England rate case, offset by conservation and attrition in our service territories of approximately 1.6%, as well as increased costs - predominantly depreciation and operating taxes. Similar to last year, 40% of our gas operating income is derived from our New York City territory with the remaining 60% split evenly between Long Island and New England.


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Through  targeted and efficient  addition of new customers in 2005, we expect to add approximately $47 million in new gross profit margin. This goal was derived from our analysis of optimizing capital and marketing expenses.

Slide 34 - Summary of Rate Plans (WPP)

This gas growth will be accomplished under the regulatory plans under which we currently operate in our three service territories.

o In New York, we have a rate base of $1.7 billion with an earnings sharing level over 13.25%, and we are projecting to earn a ROE of approximately 13% for the 2004 rate year.

o On Long Island, the rate base is also $1.7 billion with an earnings sharing level over 11.1%, which is approximately what we are expecting to earn in 2004.

o For the New England companies, we have a total rate base of approximately $980 million with an earnings sharing level over 14% at the former Boston Gas Company, which is projected to earn an ROE of approximately 12% for the 2004 rate year.

We also have pension and OPEB true-ups in both Boston and Long Island. Although both the New York and Long Island rate plans have formally ended, the existing rate terms remain in place and, as Bob mentioned earlier, we are currently developing our regulatory strategy.

The foundation for our growth continues to be our unique organic growth opportunity in both the residential and business markets...

Slide 35  - Unique Organic Growth Opportunity - (WPP)

In our residential market, our territory is only a little more than 50% saturated with over 1 million additional prospects and $650 million in Gross Profit Margin potential.


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Our New York  market,  with an 82%  saturation  level,  stands  as the model for growing our Long Island and New England residential markets, which are at 36% and 52% saturation levels, respectively.

Turning to the business market segment, our territory has a saturation level of approximately 60% across all of our territories, with approximately 150,000 additional prospects and $300 million in gross profit margin potential.

Putting it all together, we have significant long-term opportunity for targeting profitable organic growth of approximately $1 billion in gross profit margin.

Slide 36  - Market Potential   (WPP)

But in growing the gas business, we are seeking to optimize the use of our capital resources by allocating them to the most profitable segments - those prospects that require a minimum amount of capital and increase GPM the most - which are those located closest to our gas mains.

In both our residential and business markets, we are focused on:

o Low-use customers, who are easily convertible to gas heat and require essentially no capital expenditure, and

o Prospects that do not currently use gas, but only require a service connection since they are close to a gas main.

These two categories represent approximately two thirds of our prospects.

Approximately $380 million or 60% of the residential heating potential is either an existing low-use customer or a prospect that is close to the existing infrastructure.

Similarly, for the business market, $220 million or 80% of the gross profit margin potential is either an existing low-use customer or a prospect relatively close to a gas main.


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


Slide 37  - Continued Refinement of Gas Growth Program     (WPP)

And, we have continued to refine our gas marketing program to further enhance profitability. We created an enterprise-wide marketing organization, which has the responsibility for creating one strategy for both our gas distribution segment and Home Energy Services business. It will target markets from a corporate approach and integrate corporate branding in all our advertising.

This new marketing organization will help us transition from a mass marketing approach to a more targeted marketing approach.

This approach focuses on adding new high margin customers by utilizing creative marketing techniques including:

o    Targeting customers and areas meeting key demographics,

o    Overlaying behavioral research on top of demographics,

o Refinement of our segmentation analysis to target customers with the highest profitability, and o Bundling product offerings.

This is a marketing-led customer satisfaction strategy, in order to obtain the full value out of each customer relationship. This continued refinement of our gas growth program will allow us to further optimize the use of our resources in the most efficient manner and maximizing the gross profit margin contribution.


Slide 38  - ROIC Approach to Maximizing Gas Growth        (WPP)

Taking into account our increased focus on efficient use of resources while maximizing gross profit margin, we developed an optimal gas growth goal for 2005 targeting $47 million in GPM. This GPM goal was developed as the result of our analysis on return on invested capital or "ROIC" - where we added growth up to the point where the incremental ROIC became lower than our weighted average cost of capital. Although this approach has resulted in a 2005 GPM target lower than our $55 million target in 2004, it represents the optimal GPM level which makes the most efficient use of both our capital and expense resources.


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Due to our increased  focus on optimal  growth,  we have reduced both our growth capital and marketing expenditures over the past several years while keeping new GPM at similar levels.

While this strategic approach has resulted in a modest reduction in GPM, we have reduced our gas growth capital by 30% from approximately $208 million in 2003 to our projected level of $145 million in 2005. We are also reducing our marketing expenses by approximately 35% from $68 million in 2003 to $44 million in 2005.


Slide 39 - Efficient Operations     (WPP)

This is another example of the efficiency we are achieving in the gas business... Since 1999, we have steadily improved our ratio of number of customers per number of employees, which has improved by approximately 50% through the end of 2003.

So that's our gas story ... Efficiency and smart growth.

I would like to change gears and discuss our other customer-focused business - Energy Services...

Slide 40 - KeySpan Services         (WPP)

Bob Fani has already discussed the restructuring of this segment and that we have decided to retain the Home Energy Services Division, which will receive the added benefit of the new corporate marketing approach. The remaining components of this business - Professional Engineering and Facilities Services - are still under strategic review. And the Operating Income in 2005 for this restructured segment is projected to be breakeven.

I will now turn it over to Steve to discuss the Energy Asset and Supply Group.


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


Slide 41 - Agenda           (S.L. Zelkowitz)

Slide 42 - Energy Asset & Supply Business   (SLZ)

Thanks, Wally, and good afternoon.

Consistent with our strategy, KeySpan's energy asset and supply business continues to be focused on the Northeast United States markets, supporting our gas and electric businesses.

In this segment, we manage a portfolio of assets, which includes electric generation, pipeline, LNG, and storage, as well as contracts for physical pipeline and storage capacity contracts to meet the needs of our customers.

We seek to grow this business through the optimization of the operation of our existing assets and by adding new ones.


Slide 43 - Portfolio Management   (SLZ)

Consistent with our goal of improving profitability, we have shifted to a portfolio management approach, including the coordinated evaluation, management, and operation of our existing gas and electric assets, as well as in the identification of new opportunities.

An opportunity we are evaluating with this approach is the combination of the New York and New England gas supply procurement function, creating a single portfolio which will provide benefits to both our customers and our shareholders. As part of the development of our overall regulatory strategy that Bob mentioned earlier, we will work with the regulators to obtain the required approvals. In addition, we are seeking to in-source some of the gas portfolio management and advisory activities currently outsourced, which will allow us to retain greater profits.


Slide 44 - Electric / Gas Benefit   (SLZ)

One concrete example of the benefit of coordinated management is the winter peaking supply transaction entered into between Ravenswood and our Long Island gas business, where Ravenswood has sold a portion of its firm Iroquois pipeline


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


capacity for three years, and the gas distribution business avoids purchasing year-round capacity - a win-win situation that has been reviewed by the New York PSC.

Turning now to our Electric Services segment...

Slide 45 - KeySpan Electric Services   (SLZ)

....which  is a key  business,  providing  approximately  $1.5  billion  in gross revenue and a major portion of our earnings, contributing approximately 30% to our Operating income.

The electric services business serves the New York City and Long Island areas. We own and operate about 6,650 MW of generating capacity - with 4,200 MW located on Long Island and 2,450 MW in New York City. We provide the vast majority of Long Island's power and approximately 25% of New York City's power. Our new Ravenswood unit helped grow the size of our generation portfolio by 250 MW as it went into commercial operation in time for this summer's cooling season. Also, we have contracts with the Long Island Power Authority to manage the transmission & distribution system for their 1.1 million customers on Long Island.

In terms of our electric Operating Income forecast and its drivers...

Slide 46 - Electric Services - Earnings Guidance   (SLZ)

In 2005,  the  operating  income  contribution  from our  electric  business  is projected to be in the range of $270 to $290 million, a decrease over 2004 guidance of $280 to $300 million, assuming normal weather conditions. Despite the cool weather experienced during this past summer, we are projecting 2004 year-end operating income to be in the middle of the 2004 guidance range, due to the financial hedges we had in place in the energy market.

The 2005 projection can be broken down into two categories:


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


1. The first consists of the three contracts we have in place with LIPA, which contribute approximately one third of the operating income in this segment
     - these contracts continue to provide a solid and predictable earnings stream. In addition to the capacity charges and fees earned under these contracts, KeySpan also has the ability to earn up to $16 million per year in performance-based incentives, and we expect to earn near this maximum level, similar to past performance.

2. The second category contributes the remaining two-thirds of Operating Income and includes the Ravenswood plant in NYC. The two earnings drivers continue to be the capacity and energy markets.

o In terms of the capacity market, our Ravenswood plant is located in the New York City load pocket, and - due to limited transmission capability into the City - continues to operate under the FERC-approved reliability rule that requires that 80% of peak capacity requirements to be provided by in-city generators.

o In 2004, we are projecting capacity payments at the mid-point of the $95 to $105 per kW-year guidance range.

o For 2005, we are assuming capacity payments in the $90 to $100 per kW-year range. This downward pressure on capacity prices is due to the expected addition of approximately 600 MW of net incremental capacity in New York City - specifically from the new NYPA plant in Astoria and the Con Edison East River repowering. This forecast could be affected by the precise timing of these capacity additions.

o    Now turning to the energy market:

o The key drivers continue to be supply / demand balance, transmission constraints, the weather, the economy and ISO price mitigation measures.

o In 2004, despite the cooler summer weather, we are projecting average peak spark spreads at the mid-point of our $20 to $25 per MW-hr guidance range, due to our effective hedging program.

o For 2005, we are again projecting average peak spark spreads in the $20 to $25 per MW-hr range, assuming normal summer weather conditions.

Shifting now to the consistency of these earnings...


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


Slide 47 - Focused Generation Strategy       (SLZ)

In keeping with KeySpan's profile of minimizing risk, our generation portfolio includes a mix of contractual and load pocket generation and a conservative hedging strategy which helps to better insulate our earnings. This is a portfolio that benefits greatly from reliable capacity charges, and we saw the effectiveness of our energy hedging strategy in 2004.

As shown in the graph:

1. Two-thirds of KeySpan's current generation portfolio is under a long-term contract to LIPA, where we receive guaranteed capacity payments for the entire Long Island fleet.

2. The other one-third represents the Ravenswood plant, located in the New York City load pocket, with two-thirds of its net revenues coming from capacity payments.

3. In addition, for the component that is least predictable - energy payments, which make up about one-third of Ravenswood's net revenues - we continue to hedge at least one-half of the risk through financial hedges of peak electricity.

Overall, this portfolio of power plants fits squarely into our focused, Northeast generation strategy.

Moving to our Energy Investments segment...

Slide 48 - Energy Investments         (SLZ)

Following the monetization of our non-core assets, this segment primarily consists of our gas pipeline, storage, and LNG assets, including our investment in the FERC-regulated Iroquois pipeline and our LNG facility in Rhode Island, both of which support our core gas business. This segment also includes our Seneca Upshur subsidiary, which operates oil and gas production assets in West Virginia and Pennsylvania and was acquired from Houston Exploration earlier this year.


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


In terms of operating income in 2005, the Energy Investments segment is expected to earn about $10 to 15 million, which is lower than our 2004 guidance level, predominantly due to the monetization of our KeySpan Canada holdings.

At this point I'd like to talk about our gas supply and infrastructure strategy...

Slide 49 - Gas Supply and Demand Reality     (SLZ)

and some new projects we are currently undertaking to increase the availability of gas to our service territories by gaining access to essentially every major supply basin in North America, as well as LNG. These projects should help exert downward pressure on gas prices and enhance deliverability, as well as provide us with an opportunity to increase our earnings.

Quickly reviewing some of our current projects underway...

Slide 50 - Islander East Pipeline    (SLZ)

Our Islander East pipeline project will increase gas supply to Long Island and is planned to be in service in 2006 with a total project cost of $150 million, which will be shared with our partner, Duke Energy. We are continuing to work through the process in Connecticut for obtaining the final permit - the Clean Water Act authorization.


Slide 51 - KeySpan LNG      (SLZ)

The upgrade of our 2 Bcf FERC-regulated LNG storage facility in Providence, Rhode Island to accept marine deliveries and triple vaporization capacity to over 500,000 dth/day will both strengthen and diversify gas supply in the New England region. It is expected to be in service in the 2006-07 timeframe with an estimated cost of approximately $100 million. The LNG supply will be provided by British Gas, which will market the gas as well, and we will benefit from increased throughput at this terminal.

At the end of November, the FERC issued a timely draft Environmental Impact Statement that is favorable to the project, keeping our FERC application on track for a final decision in the summer of 2005.

We are pleased that on December 1st, the FERC gave this project a favorable assessment in their draft environmental impact statement.

Slide 52 - Millennium Pipeline       (SLZ)

And finally, KeySpan's 21% equity interest in the Millennium pipeline project will help bring new supplies of natural gas to New York and the Northeast from Central United States and Canada as early as the winter of 2006-2007.

Slide 53 - Financial Criteria for Investments         (SLZ)

With these projects and other investment opportunities, I want to assure you that we have a very disciplined evaluation process in place. These projects must:

1)   be consistent with our articulated strategy,

2)   be accretive to earnings,

3)   be consistent with our established hurdle rates and

4)   fit the low risk profile of our company.

We will look for projects that are either regulated, have contracts, located in load pockets or have some other special circumstance. Our focus continues to be on the Northeast region with projects that support our gas and electric businesses.

I will now turn it over to Gerry Luterman, who will review our financial profile.

Slide 54  - Agenda (G. Luterman)

Slide 55 - Financial Focus (GL)

Thanks, Steve, and good afternoon.

Today I would like to review KeySpan's financial position and strategy- which underpin and support the growth of our company. In this context, we are focused on continuing to strengthen the balance sheet and maintaining our high credit ratings, improving profitability, and ensuring the dividend, maintenance capex, and dividend growth with strong and reliable cash flow from core operations. This has been our focus and will continue into the new year, setting the stage for our growth strategy, which is being shared with you.

But first, I would like to discuss this year's accomplishments - frankly, a banner year for KeySpan - where we demonstrated our commitment to "execution."

Slide 56  - 2004 Financial Accomplishments           (GL)

2004... was a rewarding year... in which we were able to virtually divest our non-core assets at very good prices. The monetization of both Houston Exploration and KeySpan Canada have not only shifted our business and risk mix, as Bob spoke about, but also will enhance our cash flow from operations. As you know, this was paramount to us, and our continuing emphasis on dividend yield. With the proceeds from these asset sales, we now have the flexibility to fund appropriate new projects and to reduce debt levels. This year alone, the two transactions involving our holdings in Houston Exploration generated over $800 million in proceeds with very low tax cost.

With regards to selling down KeySpan Canada, these two tranches generated over $250 million in proceeds. All in all, we reduced our overall debt by over $900 million year to date, in the face of the high gas cost impact on working capital. Perhaps the best reflection of our current credit profile... we renegotiated our $1.3 billion credit facility with three and five year terms, not the usual 364-day span.

The result of all these proactive steps is the strengthening of our balance sheet by approximately 800 basis points this year, which should reduce interest expense by $65 to $75 million, further reinforcing our "A" quality credit rating.

Slide 57  - Monetization of Non-Core Assets (GL)

This brings us to a point that we started four years ago... with the all-cash acquisition of Eastern Enterprises and the commitments we made to our investors


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


and rating agencies. Since then, we have monetized over $1.7 billion in non-core assets. These transactions were executed patiently, timing them to extract the maximum value for our shareholders.

The proceeds from some of these transactions, once again, will both fund future investments and reduce our debt to total capitalization...


Slide 58  - Strengthening the Balance Sheet (GL)

....which  has come down from 65% at the end of 2002 to 52.6% this past  quarter, as calculated under our credit facility. We are forecasting a debt-to-cap ratio for the end of this year of 50%. For next year, we are projecting minimal borrowing and further ratio improvement into 2005, including the impact of the MEDS equity units' conversion in May of next year. Our projected debt-to-cap ratio for year-end 2005 is in the high 40's. All in all, we are comfortable with these levels in the high 40's to low 50's, considering our low business risk profile. Our balance sheet is well-poised to support our future growth.


Slide 59  - Low Risk Financial Profile      (GL)

This is also reflected in our low risk financial profile...and the tight spreads our bonds command in their markets. They fully reflect our "A" credit rating.

Our commercial paper program continues to trade at tight levels over LIBOR, providing our operations with low-cost working capital. We have virtually no bonds maturing in 2005.

All this was recognized and reconfirmed on December 1st by S&P, when they reaffirmed publicly our "A" credit rating and upgraded our business outlook to "stable."


Slide 60  - Enhanced Business Risk Profile  (GL)

Looking at the business risk profile... I would be remiss if I did not draw your attention to the pension & OPEB true-ups we enjoy in our gas and electric businesses, as well as our high percentage of regulated, contractual and load pocket assets.


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


Slide 61  - Creating Value for Bond Investors        (GL)

Perhaps this risk profile is best summarized by our tightening credit spreads and enhanced yield on our 10-year senior notes issued in November 2000... further reinforcing our "A" quality credit rating.

Turning now to compliance and SOx...

Slide 62  - Sarbanes-Oxley Compliance       (GL)

....  KeySpan is focusing  carefully on  compliance  requirements,  and I am very pleased to state that our Company, like many others, is making every effort to fulfill all aspects of Sarbanes-Oxley. KeySpan has in place the resources necessary we believe to be fully compliant, and this will remain a top priority across all of our operations for this and future years.


Slide 63  -  Improving Core Cash Flow   (GL)

Looking more closely at our financial projections...Our net cash flow from core operations, given normal weather and before working capital and capex for new investments and gas growth, is projected to improve by approximately $35 million or 5% in 2005, covering both our maintenance capital expenditures and newly-increased dividend. Please note that our maintenance capex is related to infrastructure work required in order to deliver energy reliably and safely to our customers.

Filling in some of the details...

Slide 64  - Cash Flow / Capital Expenditures    (GL)

....For cash flows,  we are  projecting  to generate  about $725 to $775 million, before  working  capital  and  deferred  taxes,  from  operations  in  2005 - an


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


improvement of 5% over 2004. This level of cash flow will cover our on-going maintenance capex which is projected to be approximately $425 million - flat to the 2004 projected year-end level.

- At the business segment level, our gas maintenance capex for 2005 is expected to be similar to this year's level. The 2004 level is projected to be higher than originally planned due to state and local public works projects in an "election year." Please note, for 2005, gas maintenance capex includes $25 million for an upgrade to our New York City LNG facility.

- Our Electric Maintenance is projected at $105 million, similar to the 2004 level, and will keep our generating plants in top operating condition.

- The balance of the 2005 projected capex is approximately at the same level as 2004.

As I already mentioned, this will cover our dividend and maintenance capex in 2005. In addition to our capex for gas growth of $145 million, our other investments are broken out separately and include our Providence LNG plant upgrade, the Millennium and Islander East pipeline projects. Project financing will be used, as appropriate.


Slide 65  -  Solid Dividend  (GL)

As of November 30th, we are currently providing a yield of approximately 4.6%, which is comparatively higher than both the S&P 500 and Utility indices, as well as the current yield on the 10-year U.S. Treasury. Under our new dividend framework and asset base, we are comfortable with maintaining a payout ratio of 70 to 80% of earnings and 35-40% of cash flow, reflecting our lowered business and financial risk profile. We continue to be committed to our dividend, recognizing it as a key part of KeySpan's overall return to shareholders.


Slide 66  -  Financial Strength     (GL)

In summary, our financial strength translates into these five elements:

o    a solid balance sheet,

o    strong credit quality,


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


o    a disciplined capital approach,

o    strong earnings and cash flow from operations, and

o a solid and sustainable cash dividend to our shareholders of $1.82 per share, beginning in 2005.

....All of which support our strategy of core business growth.


Slide 67  - 2004-2005 Guidance      (GL)

On this firm financial foundation, we are projecting, 2005 earnings growth of 4 to 5 percent over 2004, for earnings per share of $2.30 to $2.40.

Perhaps more importantly, our cash flow per share for 2005 is projected to be $4.40 to $4.50 per share, more than two dollars higher than our EPS projection.

I would like to turn it back to Bob Catell for closing remarks...










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Slide 68 - Agenda          (R.B. Catell)

Slide 69 - Maximizing Shareholder Value (RBC)

Thanks, Gerry, for the update.

Today you have heard from our  management  team  about the  multiple  aspects of
KeySpan's  strategy  for  growing  its  businesses,   as  we  seek  to  maximize
shareholder value.

In executing our focused core business strategy, we have growth opportunities in both the gas and electric markets, including the improvement of our operational efficiency.

As we strive to minimize business risk, we remain focused on improving the balance sheet and our liquidity position.

Corporate governance is a priority at KeySpan, as is our relationships with regulators and the communities we serve.

And we reiterate our  commitment to the dividend - now raised to $1.82 per share
- which, added to our 4% to 5% earnings growth, provides a relatively low risk, solid total return of 9 to 10% to our shareholders - as we continue to strive towards maximizing shareholder value. Thank you for your interest in KeySpan, and we would be glad to answer your questions at this time.












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